Exhibit 10.1

AMENDMENT NO. 1

TO OFFSHORE DRILLING CONTRACT NO. PSO 2

This AMENDMENT NO. 1 (“Amendment”) is made effective the 15th day of April 2017 by and between SCS Corporation Limited, a wholly owned subsidiary of Hyperdynamics Corporation, a Delaware corporation, (“Company”) and Pacific Scirocco Limited, a Liberian corporation (“Contractor”).

RECITALS

A.                                    Company and Contractor’s predecessor in interest, Pacific Drilling Operations Limited (“PDOL”), have previously entered into that certain Offshore Drilling Contract No. PBA 3 and renamed No. PSO 2, dated 28 November 2016, (the “Contract”), and Contractor, as successor in interest, has assumed the Contractor’s rights and obligations in the Contract pursuant to that certain Assignment and Assumption of Contract, date  15 April 2017.

B.                                    Contractor pursuant to Clause 7.2(A) of the Contract is substituting the Drilling Unit Pacific Scirocco for the Drilling Unit Pacific Bora.

C.                                    Company and Contractor desire to amend certain provisions of the Contract as set out in this Amendment.

AGREEMENT

In consideration of the mutual promises set out in the Contract and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Contractor, sometimes individually referred to as “Party” and collectively as “Parties,” agree to be bound by the terms of this Amendment as follows:

1.                                      The Title page of the Contract shall be amended to read:  “Utilizing the ‘Pacific Scirocco’”, and all mentions of the Pacific Bora in the Contract and any of its Exhibits and attachments, shall be substituted with “Pacific Scirocco”.

2.                                      Due to the late notice by Company to Contractor for mobilization of the drilling unit, Contractor shall endeavor to use its best efforts to mobilize the rig to be in shelf waters of the Republic of Guinea, including its territorial waters, no later than 18:00 hours, 21 May 2017.

3.                                      Article 9.1(J) Special Mobilization and Standby Rate is added to the Contract as follows:

Special Mobilization and Standby Rate (“SMSR”).   Commencing at the moment when the rig enters Guinea territorial waters, the Special Mobilization and Standby Rate of USD 100,000 per day goes into effect, and shall remain in effect until the commencement of Services.  The Special Standby Rate shall cover the following costs:

•                  All costs associated with moving the Drilling Unit to anchorage offshore Guinea;

•                  All costs for the Drilling Unit while the Company is mobilizing its tubulars, third party materials and equipment to the Drilling Unit, rigging up, and preparing the Drilling Unit to begin well drill activities;

•                  All costs associated with moving the Drilling Unit to the initial well drilling location;

•                  All costs to obtain Contractor’s onshore and offshore personnel visas and work permits, health certificates and other related documents enabling Contractor’s personnel to perform its duties.

Operating Rate shall start once the Company and the Contractor agree  the Drilling Unit is positioned one nautical mile from the initial drilling location and is fully prepared to commence well drilling activities (defined for this purpose as “ready to start picking up 36” conductor to start jetting in).

4.                                      EXHIBIT A — SCOPE OF WORK is amended as follows:

Earliest Date Drilling Unit may be available, as per Section, Commencement Date definition:

From March 31st, 2017 until July 17th, 2017

5.                                      Article 11.1(A) is amended as follows:

To initiate payment of the Special Mobilization and Standby Rate, Contractor shall invoice Company on May 22, 2017, with the invoice payable within 10 days for the amount of 1.4 million USD (the “Initial Payment Invoice”).  Thereafter, Contractor shall invoice 10 days in advance for the subsequent fourteen (14) days of SMSR in the amount of 1.4 million USD.

In case the Company duly, not later than 28 days in advance (“Notice Date”), notifies the Contractor of the planned drilling operations commencement date, then the Contractor on the 18th  day after the Notice Date has the right to invoice Company for the amount of 6.3 million USD  for the first 28 days of Operating Rate. Thereafter Contractor shall send invoices 10 days in advance to cover the next fourteen (14) days of operations in the amount of USD 3.15 million to Company at the Company address set forth in Exhibit D — Compensation.   The invoices of USD 3.15 million sent to the Company shall be reconciled at the end of the period with a detailed calculation containing Company approved timesheets, equipment sheets and shipping manifests where applicable, and shall be submitted in accordance with the provisions set forth in this Section 11.1 in support of the work performed during the previous period.  Upon completion of each well, Contractor and Company shall reconcile the final timesheets, refillable items and advanced payments to settle the amounts owed to the respective Parties and payment should be made within ten (10) days from date of completion of drilling operations on the well.

6.                                      New Article 16.2 (D) — Indemnity in the event Contractor is held responsible for Company’s PSC obligations.

In the event that Contractor mobilizes the Drilling Unit and enters Guinean territorial waters, while  Company fails to fulfill certain PSC related obligations  upon which the Contractor is prevented by the Guinean authorities from leaving Guinean territorial waters and/or obliged by the Government of Guinea to  make payments due under the PSC which otherwise were the obligation of the Company, the Company shall release, defend, and indemnify Contractor for any such claims by the Guinean government, and shall reimburse Contractor for any sums paid to the Guinean government by Contractor that were the responsibility of Company.

7.                                      The provisions set forth in Article 22 of the Contract (Governing Law and Resolution of Dispute), shall apply to this Amendment No. 1.  This Amendment No. 1 supersedes the Contract only as provided herein. All other terms and conditions of the Contract remain unchanged.

8.                                      This Amendment may be executed in any number of counterparts, each of which will be deemed an original of this Amendment and which together will constitute one and the same instrument; provided that neither Party will be bound to this Amendment unless and until both Parties have executed a counterpart.

***End of Amendment No. 1 — Signatures on Next Page***

The Parties have executed this Amendment No. 1, as evidenced by the following signatures of authorized representatives of the Parties:

COMPANY:	CONTRACTOR:
SCS CORPORATION LIMITED	PACIFIC SCIROCCO LIMITED

Signature:	Signature:
Name:	Name:
Title:	Title: